Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements Nos. 333-148703, 333-145250 and 333-138884 on Form S-3 of our report dated February 29, 2008 (March 14, 2008 as to Note 26), relating to the consolidated financial statements as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 of Deerfield Capital Corp., and the effectiveness of Deerfield Capital Corp.’s internal control over financial reporting as of December 31, 2007, appearing in this Current Report on Form 8-K of Deerfield Capital Corp. dated March 18, 2008.
/s/ Deloitte & Touche LLP
Chicago, Illinois
March 18, 2008